Exhibit 15.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Aptorum Group Limited on Form F-3 (FILE NO. 333-235819) and From S-8 (FILE NO. 333-232591) of our report dated April 29, 2022, with respect to our audits of the consolidated financial statements of Aptorum Group Limited as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which report is included in this Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

April 29, 2022